Exhibit 99.1

GLOBAL BPO SERVICES CORP.

ANNOUNCES SEPARATE TRADING OF COMMON STOCK AND WARRANTS

November 26, 2007 – Boston, MA – Global BPO Services Corp. (AMEX: OOO.U) (the “Company”) announced today that, commencing on November 27, 2007, the holders of the Company’s units may separately trade the common stock and warrants included in such units. Those units not separated will continue to trade on the American Stock Exchange under the symbol “OOO.U”. The common stock and warrants will be listed on the American Stock Exchange under the symbols “OOO” and “OOO.WS”, respectively.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Global BPO Services Corp.

Global BPO Services Corp. is a newly organized blank check company organized for the purpose of effecting a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination of one or more domestic or international operating businesses. It plans to target acquisitions in the business process outsourcing industry.

Company Contact:

Charles Kane, Jr.

Chief Financial Officer

Telephone – (617) 517-3251

chuckkane@globalbpo.biz